Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2026 with respect to the consolidated financial statements of Nexalin Technology, Inc. (the “Company”) included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Marlton, NJ

September 22, 2026